Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141
FOR IMMEDIATE RELEASE February 2, 2005	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES ADDITIONAL VARIABLE FORWARD CONTRACT
ON ENERGIZER STOCK BY CHAIRMAN WILLIAM P. STIRITZ

St. Louis, Missouri, February 2, 2005 - Energizer Holdings, Inc, [NYSE: ENR], today announced that William P. Stiritz, the Chairman of its Board of Directors, and his wife, have entered into a second series of Variable Forward (VFC) transactions involving a portion of their shares of Energizer Stock. On January 28th, the Company announced that Mr. Stiritz and his wife entered into VFC transactions involving 750,000 shares of Energizer Stock. Because of favorable market conditions, Mr. and Mrs. Stiritz have elected to increase the number of shares involved in the transaction by another 750,000, in accordance with the maximum number of shares stated in their previously filed Form 144. In addition to the 1,500,000 shares in the aggregate involved in both series of VFC transactions, Mr. Stiritz and his wife own approximately 1.57 million shares of Energizer Stock, as well as an option to acquire an additional .5 million shares.

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is one of the world’s largest manufacturers of primary batteries and flashlights and a global leader in the dynamic business of providing portable power. In addition, Energizer is the parent company of Schick-Wilkinson Sword, the second largest manufacturer of wet shave products in the world.

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